CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We hereby consent to the use in the Registration Statement on Form SB-2 of our report, dated February 23, 2001, relating to the financial statements of Advanced Optics Electronics, Inc. We also consent to the reference to our Firm under the caption "Experts".


/s/ Atkinson & Co., Ltd.
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Atkinson & Co., Ltd.
Albuquerque, New Mexico
April 23, 2001